EXHIBIT 99.3

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Pioneer Natural Resources GP LLC

and Unitholders of Pioneer Southwest Energy Partners L.P.

We have audited the accompanying consolidated balance sheets of Pioneer Southwest Energy Partners L.P. (the "Partnership") as of December 31, 2008 and 2007, and the related consolidated statements of operations, partners’ equity, cash flows and comprehensive income for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnerships’ internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pioneer Southwest Energy Partners L.P. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/Ernst & Young LLP

Dallas, Texas

November 9, 2009

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit amounts)

	December 31,
	2008 (a)	2007 (a)
ASSETS
Current assets:
Cash and cash equivalents	$29,936	$1
Accounts receivable	12,606	18,392
Inventories	1,941	948
Prepaid expenses	105	-
Derivatives	51,261	-
Total current assets	95,849	19,341
Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting:
Proved properties	305,075	287,149
Accumulated depletion, depreciation and amortization	(100,370)	(88,788)
Total property, plant and equipment	204,705	198,361
Other assets:
Derivatives	65,804	-
Other, net	806	-
	$367,164	$217,702

LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
Accounts payable:
Trade	$5,824	$6,764
Due to affiliates	5,968	-
Income taxes payable to affiliate	492	688
Deferred income taxes	521	-
Asset retirement obligations	99	283
Total current liabilities	12,904	7,735

Deferred income taxes	101	724
Asset retirement obligations	6,328	1,674
Partners' equity:		-
Owner's net equity	62,729	207,569
General partner's interest – 30,039 general partner units issued and outstanding at December 31, 2008	179	-
Limited partners' interest – 30,008,700 common units issued and outstanding at December 31, 2008	143,280	-
Accumulated other comprehensive income – deferred hedge gains, net of tax	141,643	-
Total partners' equity	347,831	207,569
Commitments and contingencies
	$367,164	$217,702

_______
(a)   Recast as described in Note B.

The accompanying notes are an integral part of these consolidated financial statements.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit amounts)

	Year Ended December 31,
	2008 (a)	2007 (a)	2006 (a)
Revenues:
Oil and gas	$193,394	$144,038	$126,918
Interest and other	192	-	-
	193,586	144,038	126,918

Costs and expenses:
Oil and gas production	38,807	27,879	24,133
Production and ad valorem taxes	14,213	11,550	11,124
Depletion, depreciation and amortization	11,582	11,382	9,678
General and administrative	6,227	5,643	5,345
Accretion of discount on asset retirement obligations	144	143	136
Interest	621	-	-
Other, net	890	5	25
	72,484	56,602	50,441

Income before taxes	121,102	87,436	76,477
Income tax provision	(1,326)	(920)	(323)
Net income	$119,776	$86,516	$76,154

Allocation of net income:
Net income applicable to the Partnership Predecessor	$59,038	$86,516	$76,154
Net income applicable to the Partnership	60,738	-	-
Net income	$119,776	$86,516	$76,154

Allocation of net income applicable to the Partnership:
General partner's interest in net income	$61
Limited partners' interest in net income	60,677
Net income	$60,738

Net income per common unit - basic and diluted	$2.02

Weighted average common units outstanding - basic and diluted	30,009

_______
(a)   Recast as described in Note B.

The accompanying notes are an integral part of these consolidated financial statements.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

CONSOLIDATED STATEMENT OF PARTNERS' EQUITY

(in thousands)

	General	Limited				Accumulated
	Partner Units	Partner Units	Owner's Net	General Partner's	General Partners'	Other Comprehensive	Total Partners'
	Outstanding	Outstanding	Equity	Equity	Equity	Loss	Equity

Balance as of December 31, 2005 (a)	-	-	$164,576	$-	$-	$-	$164,576
Net income	-	-	76,154	-	-	-	76,154
Net distributions to owner	-	-	(44,232)	-	-	-	(44,232)
Balance as of December 31, 2006 (a)	-	-	196,498	-	-	-	196,498

Net income	-	-	86,516	-	-	-	86,516
Partner contributions	-	-	1	-	-	-	1
Net distributions to owner	-	-	(75,446)	-	-	-	(75,446)
Balance as of December 31, 2007 (a)	-	-	207,569	-	-	-	207,569

Net income applicable to the Partnership Predecessor	-	-	59,038	-	-	-	59,038
Net distributions to owner	-	-	(61,604)	-	-	-	(61,604)
Allocation of owner's net equity	-	20,521	(142,274)	142	142,132	-	-
Proceeds from initial public offering, net of underwriter discount	-	9,488	-	-	168,545	-	168,545
Offering costs	-	-	-	-	(5,500)	-	(5,500)
Partner contributions	30	-	-	24	-	-	24
Acquisition of carrying value	-	-	-	(24)	(142,250)	-	(142,274)
Acquisition in excess of carrying value	-	-	-	-	(20,795)	-	(20,795)
Novation of derivative obligations	-	-	-	-	(37,249)	-	(37,249)
Working capital contribution	-	-	-	-	2,027	-	2,027
Cash distributions to partners	-	-	-	(24)	(24,307)	-	(24,331)
Net income applicable to the Partnership	-	-	-	61	60,677	-	60,738
Other comprehensive income, net of tax:	-	-	-				-
Hedge fair values changes, net	-	-	-	-	-	156,284	156,284
Net hedge gains included in net income	-	-	-	-	-	(14,641)	(14,641)

Balance as of December 31, 2008 (a)	30	30,009	$62,729	$179	$143,280	$141,643	$347,831

_______
(a)   Recast as described in Note B.

The accompanying notes are an integral part of these consolidated financial statements.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2008 (a)	2007 (a)	2006 (a)
Cash flows from operating activities:
Net income	$119,776	$86,516	$76,154
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	11,582	11,382	9,678
Deferred income taxes	278	52	323
Accretion of discount on asset retirement obligations	144	143	136
Inventory valuation adjustment	159	-	-
Amortization of debt issuance costs	155	-	-
Commodity hedge related activity	(11,349)	-	-
Changes in operating assets and liabilities:
Accounts receivable	5,786	(4,829)	653
Inventories	(1,152)	(948)	-
Prepaid expenses	(105)	-	-
Accounts payable	7,550	1,200	312
Income taxes payable to affiliate	(196)	688	-
Asset retirement obligations	(173)	(195)	(148)
Net cash provided by operating activities	132,455	94,009	87,108
Cash flows from investing activities:
Payments of acquisition carrying value	(142,274)	-	-
Additions to oil and gas properties	(15,625)	(18,563)	(42,876)
Net cash used in investing activities	(157,899)	(18,563)	(42,876)
Cash flows from financing activities:
Proceeds from issuance of partnership common units, net of issuance costs	163,045	-	-
Partner contributions	24	1	-
Payments for acquisition in excess of carrying value	(20,795)	-	-
Payments of financing fees	(960)	-	-
Distributions to unitholders	(24,331)	-	-
Net distributions to owner	(61,604)	(75,446)	(44,232)
Net cash provided by (used in) financing activities	55,379	(75,445)	(44,232)
Net increase in cash and cash equivalents	29,935	1	-
Cash and cash equivalents, beginning of period	1	-	-
Cash and cash equivalents, end of period	$29,936	$1	$-

_______
(a)   Recast as described in Note B.

The accompanying notes are an integral part of these consolidated financial statements.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2008 (a)	2007 (a)	2006 (a)

Net income	$119,776	$86,516	$76,154
Other comprehensive income, net of tax:
Hedge fair value changes, net	156,284	-	-
Net hedge gains included in net income	(14,641)	-	-
Other comprehensive income	141,643	-	-
Comprehensive income	$261,419	$86,516	$76,154

_______
(a)   Recast as described in Note B.

The accompanying notes are an integral part of these consolidated financial statements.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

NOTE A.	Formation of the Partnership and Description of Business

Pioneer Southwest Energy Partners L.P., a Delaware limited partnership (the "Partnership"), was formed in June 2007 by Pioneer Natural Resources Company (together with its subsidiaries, "Pioneer") to own and acquire oil and gas assets in the Partnership's area of operations. The Partnership's area of operations consists of onshore Texas and eight counties in the southeast region of New Mexico. Prior to the completion on May 6, 2008 of the Partnership's initial public offering of 9,487,500 common units representing limited partner interests (the "Offering"), Pioneer owned all of the general and limited partner interests in the Partnership. Pioneer formed Pioneer Southwest Energy Partners USA LLC, a Texas limited liability company ("Pioneer Southwest LLC"), to hold certain of the Partnership's oil and gas properties located in the Spraberry field in the Permian Basin of West Texas ("Spraberry field"). To effect the Offering, Pioneer (i) contributed to the Partnership a portion of its interest in Pioneer Southwest LLC for additional general and limited partner interests in the Partnership, (ii) sold to the Partnership its remaining interest in Pioneer Southwest LLC for $141.1 million, (iii) sold incremental working interests in certain of the oil and gas properties owned by Pioneer Southwest LLC to the Partnership for $22.0 million, which amount represented the net proceeds from the exercise by the underwriters of the over-allotment option (the transactions referred described in (i), (ii) and (ii) above are referred to in the aggregate as the “2008 IPO Acquisition” and the transaction referred to in (iii) above is referred to individually as the "Over-allotment Acquisition"), and (iv) caused Pioneer Natural Resources GP LLC (the "General Partner") to contribute $24 thousand to the Partnership to maintain the General Partner's 0.1 percent general partner interest in conjunction with the exercise of the underwriters' over-allotment option. As a result of the transactions described in (i) and (ii) above, Pioneer Southwest LLC became a wholly-owned subsidiary of the Partnership.

On August 31, 2009, Pioneer Southwest LLC completed the acquisition of additional oil and gas properties in the Spraberry field (the "2009 Acquired Property Interests") pursuant to a Purchase and Sale Agreement having an effective date of July 1, 2009. Associated therewith, Pioneer Southwest LLC paid Pioneer $169.6 million of cash, including customary closing adjustments, and assumed net obligations associated with certain commodity price derivative positions and certain other liabilities that were assigned by Pioneer to Pioneer Southwest LLC (the acquisition of the 2009 Acquired Property Interests and the payment of associated consideration, including liabilities, is referred to herein as the "2009 Acquisition"). See Note M for additional information regarding the 2009 Acquisition.

NOTE B.	Summary of Significant Accounting Policies

Presentation. The 2008 IPO Acquisition and the 2009 Acquisition represented transactions between entities under common control, similar to a pooling of interests, whereby the assets acquired and the liabilities assumed are combined with those of the Partnership at Pioneer’s historical amounts for all periods presented. Consequently, for all periods prior to their acquisition and assumption by the Partnership, the historical financial position, results of operations, cash flows and changes in owner’s equity of the property interests acquired (the "Partnership Properties") and the liabilities assumed in the 2009 Acquisition (representing periods prior to August 31, 2009) and the 2008 IPO Acquisitions (representing periods prior to May 6, 2008) are referred to herein as the "Partnership Predecessor." Effective with the completion of the Offering on May 6, 2008, references herein to the Partnership are identifying Pioneer Southwest Energy Partners L.P. and its wholly-owned subsidiary, Pioneer Southwest LLC.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

The following table provides the composition of the historic accounting attributes of the Partnership, as combined with the Partnership Predecessor:

Pioneer Southwest Energy Partners L.P.
Composition of Presented Historic Accounting Attributes

May 6, 2008 through
	Prior to May 6, 2008	December 31, 2008
2008 IPO Acquisitions	Partnership Predecessor	Partnership
2009 Acquisition (a)	Partnership Predecessor	Partnership Predecessor

______

(a)

The future accounting attributes of the assets acquired and liabilities assumed in the 2009 Acquisition will be combined with the Partnership, representing the Partnership Predecessor for the period from January 1, 2009 through August 31, 2009 and the Partnership thereafter.

The Over-allotment Acquisition and the 2009 Acquisition effected changes in the Partnership as a reporting entity as defined by generally accepted accounting principles in the United States ("GAAP"). The changes in reporting entity have been retrospectively applied to prior periods presented. Consequently, the accompanying financial statements have been recast to include the historical accounting attributes of the 2009 Acquired Property Interests. As a result of the changes, the Partnership’s reported net income increased to $119.8 million, $86.5 million and $76.2 million for 2008, 2007 and 2006, respectively, as compared to $94.8 million, $66.0 million and $65.1 million, respectively, previously reported for the same periods.

The Partnership's consolidated financial statements have been prepared in accordance with Regulation S-X, Article 3 "General instructions as to financial statements" and Staff Accounting Bulletin ("SAB") Topic 1-B "Allocations of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity." Certain expenses of the Partnership Predecessor that were incurred by Pioneer and combined in the accompanying consolidated financial statements are only indirectly attributable to Pioneer's ownership of the Partnership Properties because Pioneer owns interests in numerous other oil and gas properties. As a result, certain assumptions and estimates were made in order to allocate a reasonable share of such expenses to the Partnership so that the accompanying consolidated financial statements reflect substantially all the costs of doing business. The allocation and related estimates and assumptions are described more fully in "Allocation of costs."

Principles of consolidation. The consolidated financial statements of the Partnership include the accounts of the Partnership and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

Use of estimates in the preparation of financial statements. Preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Depletion of oil and gas properties and impairment of oil and gas properties, in part, is determined using estimates of proved oil and gas reserves. There are numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. Similarly, evaluations for impairment of proved oil and gas properties are subject to numerous uncertainties including, among others, estimates of future recoverable reserves and commodity price outlooks. Actual results could differ from the estimates and assumptions utilized.

Cash and cash equivalents. Cash and cash equivalents include cash on hand and depository accounts held by banks.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

Pioneer provided cash as needed to support the operations of the Partnership Predecessor and collected cash from sales of production by the Partnership Predecessor. Consequently, the accompanying consolidated balance sheet as of December 31, 2007 does not include any cash balances, other than the cash contributed to the Partnership when it was formed in 2007. Cash received or paid by the Partnership Predecessor is reflected as a net distribution to owner in the accompanying consolidated statement of partners' equity.

Inventories. The Partnership's inventories consist of oil held in storage tanks and natural gas liquids ("NGLs") held in storage by the purchaser of the NGLs as of December 31, 2008. As of December 31, 2008, title and risk of loss of the NGL inventory had transferred to the purchaser. However, the sales price of the NGLs could not be determined until the NGLs underwent further processing by the purchaser during the first quarter of 2009. In accordance with SAB Topic 13 "Revenue Recognition – Revised as of December 2003," the Partnership has deferred revenue recognition of the NGL sales as of December 31, 2008. The Partnership's oil and NGL inventories are carried at the lower of average cost or market, on a first-in, first-out basis. Any impairments of inventory are reflected in other expense in the consolidated statements of operations. As of December 31, 2008, the Partnership's inventories were net of $159 thousand of valuation reserve allowances. See "Revenue recognition" for information regarding the Partnership's accounting policy for revenue recognition.

Oil and gas properties. The Partnership utilizes the successful efforts method of accounting for its oil and gas properties. Under this method, all costs associated with productive wells and nonproductive development wells, if any, are capitalized while nonproductive exploration costs and geological and geophysical expenditures, if any, are expensed.

Capitalized costs relating to proved properties are depleted using the unit-of-production method based on proved reserves.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion, depreciation and amortization. Generally, no gain or loss is recognized until the entire amortization base is sold. However, gain or loss is recognized from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the depletion base.

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Partnership reviews its long-lived assets to be held and used, including proved oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. If an impairment is indicated based on a comparison of the asset's carrying value to its undiscounted expected future net cash flows, then an impairment charge is recognized to the extent that the asset's carrying value exceeds its fair value. Expected future net cash flows are based on existing proved reserve and production information and pricing assumptions that management believes are reasonable. Any impairment charge incurred is expensed and reduces the Partnership's recorded basis in the asset.

Asset retirement obligations. The Partnership accounts for asset retirement obligations in accordance with SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of the fair value can be made. Under the provisions of SFAS 143, asset retirement obligations are generally capitalized as part of the carrying value of the long-lived assets.

Asset retirement obligation expenditures are classified as cash used in operating activities in the accompanying consolidated statements of cash flows.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

Derivatives and hedging. The Partnership follows the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires the accounting recognition of all derivative instruments as either assets or liabilities at fair value. Derivative instruments that are not hedges must be adjusted to fair value through net income. Under the provisions of SFAS 133, the Partnership may designate a derivative instrument as hedging the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk (a "fair value hedge") or as hedging the exposure to variability in expected future cash flows that are attributable to a particular risk (a "cash flow hedge"). Both at the inception of a hedge and on an ongoing basis, a fair value hedge must be expected to be highly effective in achieving offsetting changes in fair value attributable to the hedged risk during the periods that a hedge is designated. Similarly, a cash flow hedge must be expected to be highly effective in achieving offsetting cash flows attributable to the hedged risk during the term of the hedge. The expectation of hedge effectiveness must be supported by matching the essential terms of the hedged asset, liability or forecasted transaction to the derivative hedge contract or by effectiveness assessments using statistical measurements. The Partnership's policy is to assess hedge effectiveness at the end of each calendar quarter.

Under the provisions of SFAS 133, changes in the fair value of derivative instruments that are fair value hedges are offset against changes in the fair value of the hedged assets, liabilities or firm commitments through net income. Effective changes in the fair value of derivative instruments that are cash flow hedges are recognized in accumulated other comprehensive income - deferred hedge gains, net of tax ("AOCI - Hedging") in the partners' equity section of the Partnership's balance sheets until such time as the hedged items are recognized in net income. Ineffective portions of a derivative instrument's change in fair value are immediately recognized in earnings.

In accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," the Partnership classifies the fair value amounts of derivative assets and liabilities executed under master netting arrangements as net derivative assets or net derivative liabilities, as the case may be.

Pioneer does not designate derivative hedges to forecasted sales at the well level. Consequently, the Partnership's consolidated financial statements do not include recognition of hedge gains or losses or derivative assets or liabilities associated with Partnership Properties for periods during which they were owned by the Partnership Predecessor.

Effective February 1, 2009, the Partnership discontinued hedge accounting on all existing commodity derivative instruments, and from that date forward accounts for derivative instruments using the mark-to-market accounting method. Therefore, the Partnership will recognize all future changes in the fair values of its derivative contracts as gains or losses in the earnings of the period in which they occur.

See Notes C and H for a description of the specific types of derivative transactions in which the Partnership participates.

Owner's net equity. Since the Partnership Predecessor was not a separate legal entity, none of Pioneer's debt was directly attributable to its ownership of the Partnership Properties, and no formal intercompany financial arrangement then existed related to the Partnership Predecessor. Therefore, the changes in net assets of the Partnership Predecessor that were not attributable to current period earnings are reflected as increases or decreases to owner's net equity of those periods. Additionally, as debt cannot be specifically ascribed to the Partnership Predecessor, the accompanying consolidated statements of operations do not include any allocation of interest expense incurred by Pioneer to the Partnership Predecessor.

Employee benefit plans. The Partnership does not have its own employees. However, a portion of the general and administrative expenses and lease operating expenses allocated to the Partnership Predecessor was noncash stock-based compensation recorded on the books of Pioneer. Subsequent to the Offering, the Partnership began paying its allocated share of general and administrative expenses pursuant to an Administrative Services

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

Agreement, as described in Note E below, and pays an industry standard fee (commonly referred to as a Council of Petroleum Accountants Societies, or "COPAS Fee") with respect to lease operating expenses of the Partnership Properties during periods subsequent to their purchase in the 2008 IPO Acquisitions and the 2009 Acquisition.

Segment reporting. The Partnership's only operating segment is oil and gas producing activities. Additionally, all of the Partnership Properties are located in the United States and all of the related oil, NGL and gas revenues are derived from purchasers located in the United States.

Income taxes. While owned by Pioneer, the operations of the Partnership Predecessor were included in Pioneer’s federal income tax return. The Partnership's operations (exclusive of the Partnership Predecessor operations) are treated as a partnership with each partner being separately taxed on its share of the Partnership's federal taxable income. Therefore, no provision for current or deferred federal income taxes has been provided for in the accompanying consolidated financial statements. However, the Texas Margin tax was signed into law on May 18, 2006 for tax years beginning on January 1, 2007, which caused the Texas franchise tax to be applicable to numerous types of entities that previously were not subject to the tax, including the Partnership. Accordingly, the Partnership reflects its deferred tax position associated with the future tax effect of the Texas Margin tax in the accompanying consolidated balance sheets.

Revenue recognition. The Partnership does not recognize revenues until they are realized or realizable and earned. Revenues are considered realized or realizable and earned when: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller's price to the buyer is fixed or determinable and (iv) collectibility is reasonably assured.

The Partnership uses the entitlements method of accounting for oil, NGL and gas revenues. Sales proceeds, if any, in excess of the Partnership's entitlement are included in other liabilities and the Partnership's share of sales taken by others is included in other assets in the balance sheet. The Partnership had no material oil, NGL or gas entitlement assets or liabilities as of December 31, 2008 or 2007.

Environmental. The Partnership's environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. Liabilities are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated. Such liabilities are undiscounted unless the timing of cash payments for the liability is fixed or reliably determinable. At December 31, 2008 and 2007, the Partnership had no material environmental liabilities.

Allocation of owner's net equity and partners' equity. In accordance with GAAP, the contribution and purchase of the Partnership Properties and other net assets from Pioneer at the time of the 2008 IPO Acquisitions and the 2009 Acquisition were recorded on the Partnership's balance sheet at Pioneer's historic carrying values. Owner’s net equity of $62.7 million and $207.6 million included in the Partnership’s accompanying consolidated balance sheets as of December 31, 2008 and 2007, respectively, represent the carrying values of the Partnership Predecessor’s net assets on those dates.

On May 6, 2008, the carrying value of the net assets contributed and purchased in the 2008 IPO Acquisitions amounted to $142.3 million and is presented as an allocation of owner's equity to the limited partners' and general partner's equity of Pioneer in the accompanying consolidated statement of partners' equity.

Pioneer's carrying value in the net assets acquired by the Partnership includes $2.0 million of noncash working capital contributed by Pioneer, representing net working capital earned from the net assets contributed and purchased in connection with the 2008 IPO Acquisitions during the period from May 1, 2008 through May 5, 2008.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

The following table provides Pioneer's carrying values in the assets and (liabilities) contributed to and acquired by the Partnership in connection with the 2008 IPO Acquisitions (in thousands):

Accounts receivable	$2,943
Accounts receivable - affiliate	1,501
Inventories	850
Proved oil and gas properties	220,323
Accumulated depletion, depreciation and amortization	(78,553)
Deferred income tax assets	1,247
Accounts payable - trade	(2,417)
Asset retirement obligations	(1,593)
Total net asset carrying values as of May 5, 2008	144,301
Less: working capital contributed	2,027
Net assets acquired	142,274

Value paid for net assets	163,069
Value in excess of carrying value	$20,795

The Partnership acquired a portion of the Partnership Properties from Pioneer for $163.1 million on the date of the 2008 IPO Acquisitions, which amount exceeded the carrying value of the net assets by $20.8 million. The $142.3 million portion of the Partnership's payment to Pioneer that is attributable to the carrying value of the Partnership Properties is reflected as an investing activity in the accompanying consolidated statement of cash flows and was recorded as a reduction of Pioneer's general partner's and limited partners' equity, as presented in the accompanying consolidated statement of partners’ equity. The Partnership's payment to Pioneer of $20.8 million in excess of the carrying value of the associated Partnership Properties is reflected in the accompanying consolidated statement of cash flows as a financing activity and as a reduction of Pioneer's limited partners' equity, as presented in the accompanying statement of partners' equity.

See Note M for information regarding the carrying values of the assets acquired and liabilities assumed on August 31, 2009 associated with the 2009 Acquisition.

On May 6, 2008, novation agreements were entered into among Pioneer, the Partnership and certain derivative instrument counterparties, which transferred Pioneer's rights and responsibilities under certain derivative instruments to the Partnership. As of May 6, 2008, the aggregate fair value of the derivative instruments novated to the Partnership represented a liability of approximately $37.2 million. The novation of the derivative obligations was recorded as a reduction of Pioneer's limited partners' equity, as presented in the accompanying consolidated statement of partners’ equity. See Note H for additional information regarding the novated derivative instruments.

Allocation of costs. The accompanying consolidated financial statements have been prepared in accordance with SAB Topic 1-B. Under these rules, all direct costs have been included in the accompanying consolidated financial statements. Further, allocations for salaries and benefits, depreciation, rent, accounting and legal services, other general and administrative expenses and other costs and expenses that are not directly identifiable costs have also been included in the accompanying consolidated financial statements. Pioneer has allocated general and administrative expenses to the Partnership Predecessor based on the Partnership Properties' share of Pioneer's periodic total production as measured on a per barrel of oil equivalent basis. In management's estimation, the allocation methodologies used are reasonable and result in an allocation of the cost of doing business incurred by Pioneer on behalf of the Partnership Predecessor; however, these allocations may not be indicative of the costs of future operations or the amount of future allocations.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

Net income per common unit. The Partnership calculates net income per common unit in accordance with SFAS No. 128, "Earnings Per Share" ("SFAS 128"). For 2008, net income per common unit is calculated by dividing the limited partners' interest in net income derived from operations (which excludes net income from Partnership Predecessor operations) by the weighted average number of common units outstanding (representing 30,008,700 common units, comprising 20,521,200 common units held by Pioneer and the 9,487,500 common units issued in the Offering). Prior to the Offering, the Partnership was wholly-owned by Pioneer. Accordingly, net income per common unit is not presented for periods prior to the Offering.

Allocation of net income. The Partnership's net income is allocated to partners' equity accounts in accordance with the provisions of the First Amended and Restated Agreement of Limited Partnership of Pioneer Southwest Energy Partners L.P. (the "Partnership Agreement")

For purposes of calculating net income per common unit, the Partnership allocates net income to its limited partners and its general partner each quarter under the provisions of Emerging Issues Task Force Issue No. 03-6, "Participating Securities and the Two-Class Method Under FASB Statement No. 128" ("EITF 03-6").

Stock-based compensation. The Partnership accounts for stock-based compensation under SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)"). The Partnership utilizes the unit price on the date of grant for the fair value of common unit awards.

For the years ended December 31, 2008, 2007 and 2006, the Partnership recorded $107 thousand, $0 and $0 of compensation costs associated with stock-based awards, respectively; however, a portion of the general and administrative expenses and lease operating expenses allocated to the Partnership Predecessor was noncash stock based compensation recorded by Pioneer.

New accounting pronouncements. The following discussions provide information about new accounting pronouncements that have been issued by FASB:

SFAS 157. In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. During February 2008, the FASB issued FASB Staff Position No. 157-2, "FSP FAS 157-2" ("FSP FAS 157-2"). FSP FAS 157-2 delayed the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, but no less often than annually. On January 1, 2008, the Partnership adopted the provisions of SFAS 157 for financial assets and liabilities. See Note C for additional information regarding the Partnership's adoption of SFAS 157. The adoption of the provisions of SFAS 157 that were delayed by FSP FAS 157-2 did not have a material effect on the financial condition or results of operations of the Partnership.

SFAS 159. In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"). SFAS 159 permits entities to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The Partnership adopted the provisions of SFAS 159 on January 1, 2008 and its implementation did not have a material effect on the financial condition or results of operations of the Partnership.

SFAS 141(R). In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations" ("SFAS 141(R)"). SFAS 141(R) replaces SFAS 141 and provides greater consistency in the accounting and financial reporting of business combinations. SFAS 141(R) requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction and any noncontrolling interest in the acquired entity at the acquisition date, measured at their fair values as of the date that the acquirer achieves control over the business acquired. This includes the measurement of the acquirer shares issued in consideration for a

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

business combination, the recognition of contingent consideration, the recognition of pre-acquisition contractual and certain non-contractual gain and loss contingencies, the recognition of capitalized research and development costs and the recognition of changes in the acquirer's income tax valuation allowance and deferred taxes. The provisions of SFAS 141(R) also require that restructuring costs resulting from the business combination that the acquirer expects but is not required to incur and costs incurred to effect the acquisition be recognized separate from the business combination. SFAS 141(R) became effective for the Partnership on January 1, 2009. The implementation of SFAS 141(R) did not impact the financial condition or results of operations of the Partnership on the date of adoption.

SFAS 161. In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133" ("SFAS 161"). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities by requiring entities to provide enhanced disclosures about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. SFAS 161 became effective for the Partnership on January 1, 2009 and will only impact future disclosures about the Partnership's derivative instruments and hedging activities.

SFAS 162. In May 2008, the FASB issued SFAS No. 162 "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements presented in conformity with generally accepted accounting principles in the United States ("GAAP"). SFAS 162 became effective for the Partnership on November 15, 2008. The adoption of SFAS 162 did not have a significant impact on the Partnership's financial statements.

EITF 03-6-1. In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1 ("Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities" ("FSP EITF 03-6-1"), which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the net income allocation in computing basic net income per share under the two class method prescribed under SFAS 128, "Earnings per Share." FSP 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and, to the extent applicable, must be applied retrospectively by adjusting all prior-period net income per share data to conform to the provisions of the standard. The adoption of FSP EITF 03-6-1 did not have a material effect on the Partnership's net income per common unit calculations.

SEC reserve ruling. In December 2008, the SEC released Final Rule, "Modernization of Oil and Gas Reporting" (the "Reserve Ruling"). The Reserve Ruling revises oil and gas reporting disclosures. The Reserve Ruling also permits the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserves volumes. The Reserve Ruling will also allow companies to disclose their probable and possible reserves to investors. In addition, the new disclosure requirements require companies to: (i) report the independence and qualifications of its reserves preparer or auditor; (ii) file reports when a third party is relied upon to prepare reserves estimates or conduct a reserves audit; and (iii) report oil and gas reserves using an average price based upon the prior 12-month period rather than a year-end price. The Reserve Ruling becomes effective for annual reports on Forms 10-K for fiscal years ending on or after December 31, 2009. The Partnership is currently assessing the impact that adoption of the provisions of the Reserve Ruling will have on its financial position, results of operations and disclosures.

NOTE C.	Disclosures About Fair Value of Financial Instruments

Effective January 1, 2008, the Partnership adopted the provisions of SFAS 157 for financial assets and liabilities. SFAS 157 retains the exchange price notion in the definition of fair value, but clarifies that the exchange price is the price in an orderly transaction between market participants to sell an asset or transfer a liability in the principal or most advantageous market in which the reporting company would transact for the asset or liability.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

The valuation framework of SFAS 157 is based upon inputs that market participants use in pricing an asset or liability, which are classified into two categories: observable inputs and unobservable inputs. Observable inputs represent market data obtained from independent sources, whereas unobservable inputs reflect a company's own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. These two types of inputs are further prioritized into the following fair value input hierarchy:

•	Level 1 – quoted prices for identical assets or liabilities in active markets.
•

Level 2 – quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates); and inputs derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 – unobservable inputs for the asset or liability.

The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level input that is significant to the measurement in its entirety. The following table presents the Partnership's financial assets that are measured at fair value on a recurring basis as of December 31, 2008, for each of the fair value input hierarchy levels:

	Fair Value Measurements at Reporting Date Using
	Quoted Prices In	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable	Fair Value at
	Assets	Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2008
	(in thousands)
Assets:
Commodity derivative contracts	$—	$103,237	$13,828	$117,065

The Partnership was not a party to any financial liabilities as of December 31, 2008.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

      The Partnership's commodity price derivative assets that are classified as Level 3 in the fair value hierarchy at December 31, 2008 represented NGL derivative contracts. The following table presents the changes in the fair values of the Partnership's commodity price derivative assets classified as Level 3 in the fair value hierarchy:

Year Ended
Fair Value Measurements Using Significant	December 31,
Unobservable Inputs (Level 3)	2008
(in thousands)
Assets (liabilities):
Novated derivatives	(3,134)
Settlements	822
Total gains (losses):
Included in earnings (a)	(1,220)
Included in other comprehensive income	17,360
Ending balance	$13,828

______

(a)

The hedge-effective portion of realized gains and losses on commodity hedge derivatives are included in oil, NGL and gas revenues, or in other income or other expense for ineffective portions of realized gains and losses, in the accompanying consolidated statements of operations.

Commodity derivative instruments. The Partnership's commodity price derivative assets represent oil, NGL and gas swap and collar contracts. All of the Partnership's oil and gas price asset measurements represent Level 2 inputs in the hierarchy priority. The Partnership's NGL price asset measurements represent Level 3 inputs in the hierarchy priority.

Oil derivatives. The Partnership's oil derivatives are swap and collar contracts for notional barrels ("Bbls") of oil at fixed (in the case of swaps contracts) or interval (in the case of collar contracts) NYMEX West Texas Intermediate ("WTI") oil prices. Commodity price derivative asset values are determined, in part, by utilization of the derivative counterparties' credit-adjusted risk-free rates and commodity price derivative liability values are determined, in part, by utilization of the Partnership's credit-adjusted risk-free rate. The counterparties' credit-adjusted risk-free rates are based on independent market-quoted credit default swap rate curves for the counterparties' debt plus the United States Treasury Bill yield curve as of December 31, 2008. The Partnership's credit-adjusted risk-free rate curve is based on the Partnership's borrowing rate under its $300 million unsecured revolving credit facility (the "Credit Facility"), which matures in May 2013. The asset transfer values attributable to the Partnership's oil derivative instruments as of December 31, 2008 are based on (i) the contracted notional volumes, (ii) independent active NYMEX futures price quotes for WTI oil, (iii) the applicable credit-adjusted risk-free rate yield curve and (iv) the implied rate of volatility inherent in the collar contracts. The implied rates of volatility inherent in the Partnership's collar contracts were determined based on implied volatility factors provided by the derivative counterparties, adjusted for estimated volatility skews. The volatility factors are not considered significant to the fair values of the collar contracts since intrinsic and time values are the principal components of the collar values.

NGL derivatives. The Partnership's NGL derivatives are swap contracts for notional blended Bbls of Mont Belvieu-posted-price NGLs. The asset values attributable to the Partnership's NGL derivative instruments are based on (i) the contracted notional volumes, (ii) average independent broker-supplied forward Mont Belvieu-posted-price quotes and (iii) the applicable credit-adjusted risk-free rate yield curve. NGL swap contracts are not as actively traded as oil and gas derivatives. Consequently, fair values determined on the basis of average independent broker-supplied forward Mont Belvieu-posted-price quotes may be less reliable than independent broker-supplied forward price quotes of more actively-traded commodities.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

Gas derivatives. The Partnership's gas derivatives are swap contracts for notional MMBtus of gas contracted at various posted price indexes, including NYMEX Henry Hub ("HH") swap contracts coupled with basis swaps contracts that convert the HH price index point to Permian Basin index prices. The asset values attributable to the Partnership's gas derivative instruments are based on (i) the contracted notional volumes, (ii) independent active NYMEX futures price quotes for HH gas, (iii) averages of forward posted price quotes supplied by independent brokers who are active in buying and selling gas derivatives at the indexes other than HH and (iv) the applicable credit-adjusted risk-free rate yield curve.

The Partnership corroborated independent broker-supplied forward oil and gas price quotes by comparing price quote samples to alternate observable market data.

The carrying value of the Partnership's cash and cash equivalents, accounts receivable, other current assets, accounts payable and other current liabilities approximate fair value due to the short maturity of these instruments.

NOTE D.	Long-term Debt

In May 2008, the Partnership entered into the Credit Facility. The Credit Facility is available for general partnership purposes, including working capital, capital expenditures and distributions. Borrowings under the Credit Facility may be in the form of Eurodollar rate loans, base rate committed loans or swing line loans. Eurodollar rate loans bear interest annually at LIBOR, plus a margin (the "Applicable Rate") (currently 0.875 percent) that is determined by a reference grid based on the Partnership's consolidated leverage ratio. Base rate committed loans bear interest annually at a base rate equal to the higher of (i) the Federal Funds Rate plus 0.5 percent or (ii) the Bank of America prime rate (the "Base Rate") plus a margin (currently zero percent). Swing line loans bear interest annually at the Base Rate plus the Applicable Rate. As of December 31, 2008, there were no outstanding borrowings under the Credit Facility.

The Credit Facility contains certain financial covenants, including (i) the maintenance of a quarter end consolidated leverage ratio (representing a ratio of consolidated indebtedness of the Partnership to consolidated earnings before depreciation, depletion and amortization; impairment of long-lived assets; exploration expense; accretion of discount on asset retirement obligations; interest expense; income taxes; gain or loss on the disposition of assets; noncash commodity hedge related activity; and noncash equity-based compensation, "EBITDAX") of not more than 3.5 to 1.0, (ii) an interest coverage ratio (representing a ratio of EBITDAX to interest expense) of not less than 2.5 to 1.0 and (iii) the maintenance of a ratio of the net present value of the Partnership's projected future cash flows from its oil and gas assets to total debt of at least 1.75 to 1.0.

Because of the net present value covenant, borrowing capacity under the Credit Facility was limited to approximately $200 million as of December 31, 2008. The variables on which the calculation of net present value is based (including assumed commodity prices and discount rate) are subject to adjustment by the lenders. As a result, further declines in commodity prices could reduce the Partnership's borrowing capacity under the Credit Facility. In addition, the Credit Facility contains various covenants that limit, among other things, the Partnership's ability to grant liens, incur additional indebtedness, engage in a merger, enter into transactions with affiliates, pay distributions or repurchase equity, and sell its assets. If any default or event of default (as defined in the Credit Facility) were to occur, the Credit Facility would prohibit the Partnership from making distributions to unitholders. Such events of default include, among others, nonpayment of principal or interest, violations of covenants, bankruptcy and material judgments and liabilities.

See Note M for information about Credit Facility borrowings during 2009, which partially funded the purchase of the 2009 Acquired Property Interests.

Interest expense. The Partnership incurred $621 thousand of interest expense during 2008, comprised of $466 thousand of Credit Facility commitment fees and $155 thousand of amortization of Credit Facility financing fees. The Partnership did not incur interest expense during 2007 or 2006.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

NOTE E.        Related Party Transactions

Partnership agreements. Set forth below are descriptions of certain agreements the Partnership entered into with related parties in connection with the Offering. The full text of the agreements have been filed by the Partnership as exhibits to filings with the SEC and are available for review without charge on the SEC's website at www.sec.gov.

Administrative Services Agreement

Pursuant to an Administrative Services Agreement among Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, the General Partner, Pioneer Southwest LLC and the Partnership, entered into on May 6, 2008, Pioneer USA agreed to perform, either itself or through its affiliates or other third parties, administrative services for the Partnership, and the Partnership agreed to reimburse Pioneer USA for its expenses incurred in providing such services. These administrative services may include accounting, internal audit, business development, finance, land, legal, engineering, investor relations, management, marketing, information technology, insurance, government regulations, communications, regulatory, environmental and human resources services. Initially, expenses will be reimbursed based on a methodology of determining the Partnership's share, on a per BOE basis, of certain of the general and administrative costs incurred by Pioneer USA. Under this initial methodology, the per BOE cost for services during any period will be determined by dividing (i) the aggregate general and administrative costs, determined in accordance with GAAP, of Pioneer (excluding the Partnership's general and administrative costs), for its United States operations during such period, excluding such costs directly attributable to Pioneer's Alaskan operations, by (ii) the sum of (x) the United States production during such period of the Partnership and Pioneer, excluding any production attributable to Alaskan operations, plus (y) the volumes delivered by Pioneer and the Partnership under all volumetric production payment obligations during such period. The costs of all awards under the Partnership's long-term incentive plan will be borne by the Partnership, and will not be included in the foregoing formula. The administrative fee will be determined by multiplying the per BOE costs by the Partnership's total production (including volumes delivered by the Partnership under volumetric production payment obligations, if any) during such period. The administrative fee may be based on amounts estimated by Pioneer if actual amounts are not available. In addition, Pioneer will be reimbursed for any out-of-pocket expenses it incurs on the Partnership's behalf. The Administrative Services Agreement can be terminated by the Partnership or Pioneer USA at any time upon 90 days notice.

Omnibus Agreement

Pursuant to an Omnibus Agreement among Pioneer, Pioneer USA, the General Partner, Pioneer Southwest LLC and the Partnership, entered into on May 6, 2008, the Partnership's area of operations is limited to onshore Texas and eight counties in the southeast region of New Mexico. Pioneer has the right to expand the Partnership's area of operations, but has no obligation to do so. The Omnibus Agreement also provides that Pioneer will indemnify the Partnership for (i) liabilities with respect to claims associated with the Partnership Predecessor’s use, ownership and operation of the Partnership Properties, (ii) certain potential environmental liabilities associated with the Partnership Predecessor’s operation of the Partnership Properties, (iii) losses attributable to defects in title to the Partnership's interest in then-producing intervals in the Partnership's wellbores, and (iv) taxes attributable to the Partnership Predecessor’s operations of the Partnership Properties. The agreement provides limitations as to time and dollar amounts with respect to Pioneer's indemnities. The Omnibus Agreement also provides for the payment by Pioneer to the Partnership in the event any production from the interests in the properties that the Partnership owns is required to meet the volumetric production payment obligation, as described in Note G below.

Omnibus Operating Agreement

Pursuant to an Omnibus Operating Agreement between Pioneer USA and Pioneer Southwest LLC entered into on May 6, 2008, certain restrictions and limitations were placed on the Partnership's ability to exercise certain rights

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

that would otherwise be available to it under the operating agreements that govern the Partnership Properties where Pioneer USA is the operator. For example, the Partnership will not object to attempts by Pioneer USA to develop the leasehold acreage surrounding the Partnership's wells; the Partnership will be restricted in its ability to remove Pioneer USA as the operator of the wells the Partnership owns; Pioneer USA's proposed well operations will take precedence over any conflicting operations that the Partnership proposes; and the Partnership will allow Pioneer USA to use certain of the Partnership's production facilities in connection with other wells operated by Pioneer USA, subject to capacity limitations.

Tax Sharing Agreement

Pursuant to a Tax Sharing Agreement between Pioneer and the Partnership, entered into on May 6, 2008, the Partnership will pay Pioneer for its share of state and local income and other taxes, currently only the Texas Margin tax, for which the Partnership's results are included in a combined or consolidated tax return filed by Pioneer. As of December 31, 2008, the Partnership's income taxes payable to affiliate in the accompanying consolidated balance sheet represents amounts due to Pioneer under the Tax Sharing Agreement.

First Amended and Restated Agreement of Limited Partnership of Pioneer Southwest Energy Partners L.P.

The Partnership Agreement was entered into by the General Partner, in its capacity as the general partner of the Partnership and on behalf of the limited partners of the Partnership, and Pioneer USA, as the "Organizational Limited Partner," on May 6, 2008, and governs the rights of the partners in the Partnership.

2008 Long-Term Incentive Plan

The Board of Directors of the General Partner has adopted the Pioneer Southwest Energy Partners L.P. 2008 Long-Term Incentive Plan (the "LTIP") for directors, employees and consultants of the General Partner and its affiliates who perform services for the Partnership, which provides for the granting of incentive awards in the form of options, restricted units, phantom units, unit appreciation rights, unit awards and other unit-based awards. The LTIP limits the number of units that may be delivered pursuant to awards granted under the LTIP to 3,000,000 common units.

Indemnification Agreements

Pursuant to Indemnification Agreements entered into with each of the independent directors of the General Partner, the Partnership is required to indemnify each indemnitee to the fullest extent permitted by the Partnership Agreement. This means, among other things, that the Partnership must indemnify the director against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement that are actually and reasonably incurred in an action, suit or proceeding by reason of the fact that the person is or was a director of the General Partner or is or was serving at the General Partner's request as a director, officer, employee or agent of another corporation or other entity if the indemnitee meets the standard of conduct provided in the Partnership Agreement. Also, as permitted under the Partnership Agreement, the indemnification agreements require the Partnership to advance expenses in defending such an action provided that the director undertakes to repay the amounts if the person ultimately is determined not to be entitled to indemnification from the Partnership. The Partnership will also make the indemnitee whole for taxes imposed on the indemnification payments and for costs in any action to establish the indemnitee's right to indemnification, whether or not wholly successful.

Ancillary Agreements

See Note M for information about ancillary agreements entered into by Pioneer Southwest LLC and Pioneer USA pursuant to the Purchase and Sale Agreement entered into to complete the 2009 Acquisition.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

Gas processing. Substantially all of the Partnership’s gas is processed at the Midkiff/Benedum and Sale Ranch gas processing plants. Pioneer owns an approximate 27 percent interest in the Midkiff/Benedum gas processing plant, which processes a portion of the wet gas from the Partnership’s wells and retains as compensation 20 percent of the Partnership’s dry gas residue and NGL value processed by the Midkiff/Benedum gas processing plant in 2008 and declines by one percent per year to 16 percent in 2012, when it is held constant thereafter. Pioneer also owns an approximate 30 percent ownership in the Sale Ranch gas processing plant, which processes a portion of the wet gas from the Partnership wells and retains as compensation approximately 20 percent of the Partnership’s dry gas residue and NGL value processed by the Sale Ranch gas processing plant.

Related party charges. In accordance with standard industry operating agreements and the agreements described above, the Partnership incurred the following charges from Pioneer during the period from May 6, 2008 through December 31, 2008:

From May 6,
2008 Through
December 31,
2008

Producing well overhead (Council of Petroleum Accountants Society, or COPAS) fees	$5,476
Payment of lease operating and supervision charges	3,977
General and administrative expenses	1,567
Total	$11,020

As of December 31, 2008, the Partnership's accounts payable-affiliate balance in the accompanying consolidated balance sheet is comprised of approximately $6.0 million of unpaid COPAS Fees, lease operating expenses and general and administrative expenses.

The Partnership Predecessor did not incur any related party charges associated with its operations for the periods presented, since the Partnership Predecessor’s represents Pioneer’s results of operations attributable to the Partnership Properties prior to their purchase by the Partnership.

NOTE F.      Incentive Plans

Retirement Plans

Deferred compensation retirement plan. Pioneer makes contributions to its deferred compensation retirement plan for the officers and key employees of Pioneer. Each officer and key employee of Pioneer is allowed to contribute up to 25 percent of their base salary and 100 percent of their annual bonus. Pioneer provides a matching contribution of 100 percent of the officer’s and key employee’s contribution limited to the first 10 percent of the officer’s base salary and eight percent of the key employee’s base salary. Pioneer’s matching contribution vests immediately. The amounts allocated to the Partnership as a result of Pioneer's contributions made pursuant to the plan totaled $32 thousand, $26 thousand and $25 thousand during 2008, 2007 and 2006, respectively, which are included in general and administrative expenses in the accompanying consolidated financial statements.

401(k) plan.  Pioneer makes contributions to the Pioneer USA 401(k) Plan and Matching Plan (the "Plan"), which is a voluntary and contributory plan for eligible employees based on a percentage of employee contributions. The amounts allocated to the Partnership as a result of Pioneer's contributions made pursuant to the Plan totaled $97 thousand, $79 thousand and $75 thousand during 2008, 2007, and 2006, respectively. The Plan is a self-directed plan that allows employees to invest their plan accounts in various fund alternatives, including a fund that invests in Pioneer common stock.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

Long-Term Incentive Plan

In May 2008, the Board of Directors of the General Partner adopted a new Long-Term Incentive Plan, which provides for the granting of incentive awards in the form of options, unit appreciation rights, phantom units, restricted units, unit awards and other unit-based awards to directors, employees and consultants of the General Partner and its affiliates who perform services for the Partnership. The Long-Term Incentive Plan limits the number of units that may be delivered pursuant to awards granted under the plan to 3,000,000 common units.

The following table shows the number of awards available under the Partnership's Long-Term Incentive Plan at December 31, 2008:

Approved and authorized awards	3,000,000
Awards issued after May 6, 2008	(12,630)
Awards available for future grant	2,987,370

During May 2008, the General Partner awarded 12,630 restricted units to directors of the General Partner under the LTIP, of which 6,315 represented the initial restricted unit grant and will vest ratably over three years and 6,315 represented the initial annual restricted unit grant and will vest in May 2009. Associated therewith, the Partnership recognized $107 thousand of general and administrative expense during 2008.

As of December 31, 2008, there was approximately $133 thousand of unrecognized compensation expense related to unvested restricted unit awards. As of December 31, 2008, unrecognized compensation expense related to unvested restricted units awards is being amortized on a straight-line basis over the remaining vesting periods of the awards, which is a remaining period of less than three years.

The following table reflects the outstanding restricted unit awards as of December 31, 2008, and the activity related thereto for the year then ended:

Year Ended December 31,
2008
Weighted
	Number	Average
	Of Units	Price
Restricted unit awards:
Outstanding at beginning of year	—	$—
Units granted (a)	12,630	$19
Units forfeited	—	$—
Lapse of restrictions	—	$—
Outstanding at end of year	12,630	$19

______

(a)	The grant date fair value of the restricted unit awards was $240 thousand.

NOTE G.     Commitments and Contingencies

Volumetric Production Payments. The Partnership's title to a substantial portion of the Partnership Properties is burdened by a volumetric production payment ("VPP") commitment of Pioneer. During April 2005, Pioneer entered into a volumetric production payment agreement, pursuant to which it sold 7.3 million barrels of oil equivalent ("MMBOE") of proved reserves in the Spraberry field. The VPP obligation required the delivery by Pioneer of specified quantities of gas through December 2007 and requires the delivery of specified quantities of oil through December 2010. Pioneer's VPP agreement represents limited-term overriding royalty interests in oil and gas reserves that: (i) entitle the purchaser to receive production volumes over a period of time from specific lease interests; (ii) do not bear any future production costs and capital expenditures associated with reserves; (iii) are

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

nonrecourse to Pioneer (i.e., the purchaser's only recourse is to the assets acquired); (iv) transfer title of the assets to the purchaser; and (v) allow Pioneer or the Partnership, as the case may be, to retain the assets after the VPP's volumetric quantities have been delivered.

Pioneer has agreed that production from its retained properties subject to the VPP will be utilized to meet the VPP obligation prior to utilization of production from the Partnership Properties subject to the VPP. If any production from the interests in the properties that the Partnership owns is required to meet the VPP obligation, Pioneer has agreed that it will either (i) make a cash payment to the Partnership for the value of the production (computed by taking the volumes delivered to meet the VPP obligation times the price the Partnership would have received for the related volumes, plus any out-of-pocket expenses or other expenses or losses incurred by the Partnership in connection with the delivery of such volumes) required to meet the VPP obligation or (ii) deliver to the Partnership volumes equal to the volumes delivered pursuant to the VPP obligation. Accordingly, the VPP obligation is not expected to affect the liquidity of the Partnership. If Pioneer were to default in its obligation with respect to the Partnership's volumes to be delivered pursuant to the VPP obligation, the decrease in the Partnership's production would result in a decrease in the Partnership's cash available for distribution.

Oil and gas production from Pioneer's retained interest in the properties subject to the VPP obligation during the years ended December 31, 2008, 2007 and 2006 was not adequate to meet the VPP obligation and a portion of the Partnership's production was utilized to fund the VPP obligation. Accordingly, the accompanying consolidated financial statements, for the years ended December 31, 2008, 2007 and 2006, do not include these oil and gas revenues or the related production volumes. The table below presents the oil and gas revenues and oil and gas volumes that were utilized to fulfill the VPP obligation in the respective periods:

	Year Ended December 31,
	2008	2007	2006

Oil revenues (in thousands)	$402	$113	$3,081
Oil production (Bbls)	3,324	2,071	46,430
Gas revenues (in thousands)	$-	$926	$1,367
Gas production (Mcf)	-	182,137	281,439

The gas VPP obligation expired at December 31, 2007.

NOTE H.	Derivative Financial Instruments

The Partnership uses financial derivative contracts to manage exposures to commodity price fluctuations. The Partnership generally does not enter into derivative financial instruments for speculative or trading purposes. The Partnership’s production may also be sold under physical delivery contracts that effectively provide commodity price hedges. Because physical delivery contracts are not expected to be net cash settled, they are considered to be normal sales contracts and not derivatives. Therefore, physical delivery contracts are not recorded in the financial statements.

On May 6, 2008, novation agreements were entered into among Pioneer, the Partnership and certain derivative instrument counterparties, which transferred Pioneer's rights and responsibilities under certain derivative instruments to the Partnership. As of May 6, 2008, the aggregate fair value of the derivative instruments novated to the Partnership represented a liability of approximately $37.2 million. Changes in the fair values of the derivative instruments subsequent to May 6, 2008, to the extent that they are effective as hedges of the designated commodity price risk, are being deferred and recognized in the Partnership's earnings in the same periods as the forecasted sales being hedged. During 2008, the Partnership settled derivatives which represented liabilities of $11.3 million on the date of novation. See Note M for information regarding novation agreements entered into during August 2009 in connection with the 2009 Acquisition.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

The following table provides the remaining scheduled settlements of the novated hedge liability, but excludes changes in the fair values of the derivative instruments subsequent to the novation date:

	2009	2010
	(in thousands)

Oil	$12,637	$8,528
NGL	1,364	948
Gas	1,746	684
Total novated hedges	$15,747	$10,160

All derivatives are recorded on the balance sheet at estimated fair value. Fair value is determined in accordance with SFAS 157 and is generally determined based on the present value difference between the fixed contract price and the underlying market price at the determination date, and/or the value confirmed by the counterparty. Changes in the fair value of effective cash flow hedges are recorded as a component of accumulated other comprehensive income (loss), which is later transferred to earnings when the hedged transaction occurs. Changes in the fair value of derivatives that are not designated as hedges, as well as the ineffective portion of changes in the fair value of hedge derivatives, are recorded in earnings. The ineffective portion is calculated as the difference between the change in fair value of the derivative and the estimated change in cash flows from the item hedged.

Cash flow hedges. The Partnership primarily utilizes commodity swap and collar contracts to (i) reduce the impact on the Partnership's net cash provided by operating activities from the price volatility of the commodities the Partnership produces and sells and (ii) help sustain unitholder distributions.

Oil prices.All material physical sales contracts governing the Partnership's oil production have been tied directly or indirectly to the New York Mercantile Exchange ("NYMEX") prices. The following table sets forth the volumes hedged in Bbls underlying the Partnership's outstanding oil derivative contracts and the weighted average NYMEX prices per Bbl for those contracts as of December 31, 2008:

	Year Ended December 31,
	2009	2010	2011
Oil Derivatives (a):
Average daily notional Bbl volumes:
Swap contracts:
Volume (Bbl)	2,500	2,000	-
Price per Bbl	$99.26	$98.32	$-
Collar contracts:
Volume (Bbl)	-	-	2,000
Price per Bbl:
Ceiling	-	-	$170.00
Floor	-	-	$115.00

______

(a)

Subsequent to December 31, 2008 and as of August 31, 2009, the Partnership entered into additional non-hedge (i) swap contracts for 750 Bbls per day of the Partnership’s fourth quarter 2009 production at an average price of $69.35 per Bbl, 500 Bbls per day of the Partnership’s 2010 production at an average price of $73.45 per Bbl, 750 Bbls per day of the Partnership’s 2011 production at an average price of $77.25 per Bbl, 3,000 Bbls per day of the Partnership’s 2012 production at an average price of $79.32 per Bbl and 3,000 Bbls per day of the Partnership’s 2013 production at an average price of $81.02 per Bbl (ii) three-way collars for approximately 1,000 Bbls per day of the Partnership’s 2010 production with call, put and short put per Bbl prices of $87.75, $70.00 and $55.00, respectively, 1,000 Bbls per day of the Partnership’s 2011 production with call, put and short put per Bbl prices of $99.60, $70.00 and $55.00, respectively, 1,000

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

Bbls per day of the Partnership’s 2012 production with call, put and short put per Bbl prices of $103.50, $80.00 and $65.00, respectively, and 1,000 Bbls per day of the Partnership’s 2013 production with call, put and short put per Bbl prices of $111.50, $83.00 and $68.00, respectively.

The Partnership reports average oil prices per Bbl including the effects of oil quality adjustments and the net effect of oil hedges (for periods subsequent to the aforementioned hedge novations). The following table sets forth (i) the Partnership's oil prices, both reported (including hedge results) and realized (excluding hedge results), and (ii) the net effect of settlements of oil price hedges on oil revenue for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006

Average price reported per Bbl	$107.79	$71.28	$64.79
Average price realized per Bbl	$99.71	$71.28	$64.79
Increase to oil revenue from	$11,654	$-	$-
hedging activity (in thousands)

Natural gas liquids prices.All material physical sales contracts governing the Partnership's NGL production have been tied directly or indirectly to Mont Belvieu-posted-prices. The following table sets forth the volumes hedged in Bbls under outstanding NGL derivative contracts and the weighted average Mont Belvieu prices per Bbl for those contracts at December 31, 2008:

	Year Ending December 31,
	2009	2010
NGL Derivatives (a):
Average daily notional Bbl volumes:
Swap contracts:
Volume (Bbl)	750	750
Price per Bbl	$53.80	$52.52

______

(a)

Subsequent to December 31, 2008 and as of August 31, 2009, the Partnership entered into additional non-hedge swap contracts for 750 Bbls per day of the Partnership’s 2011 production at an average price of $34.65 per Bbl and 750 Bbls per day of the Partnership’s 2012 production at an average price of $35.03 per Bbl.

The Partnership reports average NGL prices per Bbl including the effects of NGL quality adjustments and the net effect of NGL hedges (for periods subsequent to the aforementioned hedge novations). The following table sets forth (i) the Partnership's NGL prices, both reported (including hedge results) and realized (excluding hedge results) and (ii) the net effect of NGL price hedges on NGL revenue for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006

Average price reported per Bbl	$48.41	$37.41	$31.63
Average price realized per Bbl	$45.84	$37.41	$31.63
Increase to NGL revenue from	$1,220	$-	$-
hedging activity (in thousands)

Gas prices. The Partnership employs a policy of hedging a portion of its gas production based on the index price upon which the gas is actually sold in order to mitigate the basis risk between NYMEX prices and actual index prices, or based on NYMEX prices, if NYMEX prices are highly correlated with the index price. The following

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

table sets forth the volumes hedged in million British thermal units ("MMBtu") under outstanding gas derivative contracts and the weighted average index prices per MMBtu for those contracts as of December 31, 2008:

	Year Ending December 31,
	2009	2010
Gas Derivatives (a):
Average daily notional MMBtu volumes:
Swap contracts:
Volume (MMBtu)	2,500	2,500
Price per MMBtu	$8.52	$8.14

______

(a)

Subsequent to December 31, 2008 and as of August 31, 2009, the Partnership entered into additional non-hedge swap contracts for 2,500 MMBtu per day of the Partnership’s fourth quarter 2009 production at an average price of $4.48 per MMBtu, 2,500 MMBtu per day of the Partnership’s 2010 production at an average price of $5.87 per MMBtu, 2,500 MMBtu per day of the Partnership’s 2011 production at an average price of $6.65 per MMBtu, 2,500 MMBtu per day of the Partnership’s 2012 production at an average price of $6.77 per MMBtu and 2,500 MMBtu per day of the Partnership’s 2013 production at an average price of $6.89 per MMBtu.

The Partnership reports average gas prices per Mcf including the effects of Btu content, gas processing, shrinkage adjustments and the net effect of gas hedges (for periods subsequent to the aforementioned hedge novations). The following table sets forth (i) the Partnership's gas prices, both reported (including hedge results) and realized (excluding hedge results) and (ii) the net effect of settlements of gas price hedges on gas revenue for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006

Average price reported per Mcf	$7.06	$4.98	$4.81
Average price realized per Mcf	$6.24	$4.98	$4.81
Increase to gas revenue from	$1,767	$-	$-
hedging activity (in thousands)

Hedge ineffectiveness. The Partnership recognizes ineffectiveness amounts when (i) hedge volumes exceed revised forecasts of production volumes and (ii) reduced correlations between the indexes of the financial hedge derivatives and the indexes of the hedged forecasted production for are not highly correlated. Ineffectiveness can be associated with closed contracts (i.e. realized) or can be associated with open positions (i.e. unrealized). The Partnership recorded $22 thousand of hedge ineffectiveness as a net charge to other expense associated with hedging activities for the year ended December 31, 2008. There were no hedging transactions attributable to the Partnership Predecessor’s results of operations.

AOCI - Hedging. As of December 31, 2008 and 2007, AOCI - Hedging represented net deferred gains of $143.0 million and $0, respectively, and an associated deferred tax provision of $1.4 million as of December 31, 2008. The increase in AOCI – Hedging during the year ended December 31, 2008 was primarily attributable to decreases in future oil, NGL and gas prices relative to the commodity prices stipulated in the hedge contracts and the reclassification of net deferred hedge losses to net income as derivatives matured during the period from May 6, 2008 through December 31, 2008. The net deferred gains associated with open cash flow hedges remain subject to market price fluctuations until the positions are either settled under the terms of the hedge contracts or terminated prior to settlement.

During the year ending December 31, 2009, based on current estimates of future commodity prices, the Partnership expects to reclassify $67.0 million of net deferred hedge gains from AOCI - Hedging to oil and gas

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

revenues. The Partnership also expects to reclassify approximately $620 thousand of net deferred Texas Margin tax provision associated with commodity hedges during the year ending December 31, 2009 from AOCI - Hedging to income tax provision.

Effective February 1, 2009, the Partnership discontinued hedge accounting on all existing commodity derivative instruments, and from that date forward will account for derivative instruments using the mark-to-market accounting method. The fair value of the effective portion of the derivative contracts on January 31, 2009 will be reflected in AOCI-Hedging and amortized to oil and gas revenue over the remaining term of the derivative contract. Therefore, the Partnership will recognize all future changes in the fair values of its derivative contracts as gains or losses in the earnings of the period in which they occur.

NOTE I.     Major Customers and Derivative Counterparties

Sales to major customers. The Partnership's share of oil and gas production is sold to various purchasers who must be prequalified under Pioneer's credit risk policies and procedures. The Partnership records allowances for doubtful accounts based on the aging of accounts receivable and the general economic condition of its purchasers and, depending on facts and circumstances, may require purchasers to provide collateral or otherwise secure their accounts. The Partnership is of the opinion that the loss of any one purchaser would not have an adverse effect on the ability of the Partnership to sell its oil and gas production.

The following purchasers individually accounted for ten percent or more of the consolidated oil, NGL and gas revenues in at least one of the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006

Plains Marketing LP	56%	51%	52%
Occidental Permian LTD	16%	16%	13%
ONEOK Inc.	8%	10%	9%

As of December 31, 2008, the Partnership's accounts receivable balance included receivables of $3.7 million, $1.1 million and $363 thousand from Plains Marketing LP, Occidental Permian LTD and ONEOK Inc., respectively.

Derivative counterparties. The Partnership uses credit and other financial criteria to evaluate the credit standing of, and to select, counterparties to its derivative instruments. Although the Partnership does not obtain collateral or otherwise secure the fair value of its derivative instruments, associated credit risk is mitigated by the Partnership's credit risk policies and procedures. As of December 31, 2008, the Partnership was a party to derivative instruments with four counterparties.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

NOTE J.     Asset Retirement Obligations

The Partnership's asset retirement obligations primarily relate to the future plugging and abandonment of wells and related facilities. The Partnership does not provide for a market risk premium associated with asset retirement obligations because a reliable estimate cannot be determined. The Partnership has no assets that are legally restricted for purposes of settling asset retirement obligations. The following table summarizes the Partnership's asset retirement obligation transactions during the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)

Beginning asset retirement obligations	$1,957	$1,917	$1,902
Liabilities assumed in acquisitions	-	-	27
Net wells placed on production and changes in estimates (a)	4,499	92	-
Liabilities settled	(173)	(195)	(148)
Accretion of discount	144	143	136
Ending asset retirement obligation	$6,427	$1,957	$1,917

______

(a)

The change in the 2008 estimate is primarily due to lower year-end prices for oil, NGL and gas being used to calculate proved reserves at December 31, 2008, which had the effect of shortening the economic life of many wells; thus increasing the present value of future retirement obligations.

NOTE K.     Other Expense

The Partnership's other expense for 2008 consisted primarily of expenses related to the Partnership's evaluation of the potential assignment by Pioneer to the Partnership of Pioneer's option to acquire an incremental interest in the Midkiff-Benedum gas processing plant. The Partnership and Pioneer decided during October 2008 not to pursue the assignment or the acquisition of an interest in the Midkiff-Benedum gas processing plant due to the uncertainty underlying market conditions.

NOTE L.     Income Taxes

The Partnership's income tax provisions, which amounts were entirely attributable to the Texas Margin tax (which currently approximates one percent of the Partnership's taxable income apportioned to Texas), consisted of the following for years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Current:
U.S. state	$1,048	$868	$-
Deferred:
U.S. state	278	52	323
	$1,326	$920	$323

The Partnership's deferred tax attributes represented a $521 thousand current liability and a $101 thousand noncurrent liability as of December 31, 2008. Deferred tax attributes represented a $724 thousand noncurrent liability as of December 31, 2007. The change in the Partnership's deferred tax position primarily resulted from the

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

Offering, which occurred on May 6, 2008, and reflects differences in basis for tax purposes related to oil and gas properties. In connection with the Offering, the Partnership entered into a Tax Sharing Agreement with Pioneer. Under this agreement, the Partnership will pay Pioneer for its share of state and local income and other taxes (currently only the Texas Margin tax) for which the Partnership's results are included in a combined or consolidated tax return filed by Pioneer. The Partnership’s share of Texas Margin tax is determined based on a pro forma tax return prepared by including only the income, deductions, gains, losses, and credits of the Partnership and computing the tax liability as if the Partnership filed a separate return. As of December 31, 2008, the Partnership had not made any payments to Pioneer under the terms of the Tax Sharing Agreement.

The Partnership applies the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized and prescribes a recognition threshold and measurement methodology for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As of December 31, 2008, the Partnership had no material unrecognized tax benefits (as defined in FIN 48). The Partnership does not expect to incur interest charges or penalties related to its tax positions, but if such charges or penalties are incurred, the Partnership's policy is to account for interest charges as interest expense and penalties as other expense in the consolidated statements of operations.

NOTE M.     Subsequent Events - Unaudited

In accordance with SFAS 165, the Partnership has evaluated subsequent events through November 8, 2009, the date the consolidated financial statements were available to be issued.

Derivative designations. Effective February 1, 2009, the Partnership discontinued its application of hedge accounting to all commodity derivatives. As a result of this change, both realized and unrealized gains and losses on derivative instruments are recognized in earnings. Net derivative losses attributable to derivatives previously subject to hedge accounting and residing in AOCI - Hedging will be reclassified to earnings in future periods as the economic transactions to which the derivatives relate affect earnings. See Note H for more information regarding the Partnership's decision to discontinue hedge accounting.

Distribution declarations. In January 2009, the Partnership declared a cash distribution of $0.50 per common unit for the period from October 1, 2008 to December 31, 2008. The distribution was paid on February 12, 2009 to unitholders of record at the close of business on February 6, 2009. Associated therewith, the Partnership paid $15.0 million of aggregate distributions. In April 2009, the Partnership declared a cash distribution of $0.50 per common unit for the period from January 1, 2009 to March 31, 2009. The distribution was paid on May 14, 2009 to unitholders of record at the close of business on May 7, 2009. Associated therewith, the Partnership paid $15.0 million of aggregate distributions. In August 2009, the Partnership declared a cash distribution of $0.50 per common unit for the period from April 1, 2009 to June 30, 2009. The distribution was paid on August 12, 2009 to unitholders of record at the close of business on August 4, 2009. Associated therewith, the Partnership paid $15.0 million of aggregate distributions. In October 2009, the Partnership declared a cash distribution of $0.50 per common unit for the period from July 1, 2009 to September 30, 2009. The distribution is payable on November 12, 2009 to unitholders of record at the close of business on November 5, 2009. Associated therewith, the Partnership will pay approximately $15.0 million of aggregate distributions.

Acquisition. As described in Note A, on August 31, 2009, Pioneer Southwest LLC completed the 2009 Acquisition.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

The total consideration attributable to the 2009 Acquisition was $169.6 million in cash, including estimated customary closing adjustments, the novation by Pioneer USA to Pioneer Southwest LLC of certain associated commodity price derivative positions, and the assumption by Pioneer Southwest LLC of certain other liabilities. The Partnership funded the acquisition with $31.6 million of cash on hand and $138.0 million of borrowings under the Credit Facility. After these borrowings, the Partnership had approximately $135 million of available borrowing capacity under the Credit Facility.

The carrying value of the assets acquired and liabilities assumed in the 2009 Acquisition was $54.7 million, including the fair value of novated commodity derivative obligations and incremental deferred income tax assets attributable to the transaction, and will be presented as a net reduction to the limited partner's interest of Pioneer in the Partnership’s consolidated statement of partners' equity in future periods.

The following table provides Pioneer's carrying values in the assets acquired and (liabilities assumed) in the 2009 Acquisition (in thousands):

Accounts receivable	$2,122
Inventories	73
Proved oil and gas properties	80,186
Accumulated depletion, depreciation and amortization	(20,145)
Accounts payable - trade	(1,395)
Accounts payable - affiliate	(1,328)
Asset retirement obligations	(741)
Deferred income tax	(272)
Deferred income taxes related to acquisition	1,339
Derivative obliations, net	(5,225)
54,674
Value paid for net assets	169,624
Value in excess of carrying value	$114,950

On August 31, 2009, novation agreements were entered into among Pioneer, the Partnership and certain derivative instrument counterparties, which transferred Pioneer's rights and responsibilities under certain derivative instruments to the Partnership. As of August 31, 2009, the aggregate fair value of the derivative instruments novated to the Partnership, which Pioneer entered into during July and August of 2009, represented a net liability of approximately $5.2 million. These derivative instruments are being accounted for in accordance with the Partnership’s mark-to-market accounting policy. Prior to being novated to the Partnership, the changes in the fair values of these derivative instruments represented a portion of the Partnership Predecessor’s results of operations. Consequently, the Partnership recognized $5.2 million of derivative losses attributable to the Partnership Predecessor during the three months ended September 2009.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

      Pursuant to the Purchase and Sale Agreement entered into to purchase the 2009 Acquired Property Interests, Pioneer Southwest LLC and Pioneer USA entered into an Omnibus Operating Agreement (the "2009 Omnibus Operating Agreement") and an operating agreement (the "2009 Operating Agreement") relating to Pioneer USA’s operations on behalf of Pioneer Southwest LLC. Additionally, Pioneer Southwest LLC and Pioneer USA amended their existing Omnibus Operating Agreement (the "IPO Omnibus Operating Agreement") and operating agreement (the "IPO Operating Agreement") that were entered into at the time of the 2008 IPO Acquisition to provide that certain Partnership properties formerly governed by those agreements (those that are no longer limited to wellbore interests) will now be governed by the 2009 Omnibus Operating Agreement and the 2009 Operating Agreement, and to provide that certain of the 2009 Acquired Property Interests (those that are limited to wellbore interests) will be governed by the IPO Omnibus Operating Agreement and the IPO Operating Agreement. Similar to the IPO Omnibus Operating Agreement, the 2009 Omnibus Operating Agreement places restrictions and limitations on Pioneer Southwest LLC’s ability to exercise certain rights that would otherwise be available to it under the 2009 Operating Agreement. For example, Pioneer Southwest LLC will be restricted in its ability to remove Pioneer USA as the operator of Pioneer Southwest LLC’s properties; Pioneer USA’s proposed operations will take precedence over any conflicting operations that Pioneer Southwest LLC proposes; and Pioneer Southwest LLC will allow Pioneer USA to use certain of Pioneer Southwest LLC’s production facilities in connection with other properties operated by Pioneer USA, subject to capacity limitations. Pursuant to the 2009 Operating Agreement, Pioneer Southwest LLC will pay Pioneer USA COPAS Fees. Pioneer Southwest LLC will also pay Pioneer USA for its direct and indirect expenses that are chargeable to the assets covered by the 2009 Operating Agreement.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

UNAUDITED SUPPLEMENTARY INFORMATION

December 31, 2008, 2007 and 2006

Capitalized Costs

	December 31,
	2008	2007
	(in thousands)
Oil and gas properties:
Proved properties	$305,075	$287,149
Less accumulated depletion, depreciation and amortization	(100,370)	(88,788)
Net capitalized cost for oil and gas properties	$204,705	$198,361

Costs Incurred for Oil and Gas Producing Activities

	Year Ended December 31,
	2008	2007	2006
	(in thousands)

Acquisition of carrying value	$141,770	$-	$-
Property acquisition costs	-	-	10,590
Development costs (a)	16,410	13,580	34,856
Total costs incurred	$158,180	$13,580	$45,446

______

(a)

Includes increases to asset retirement obligations for 2008, 2007 and 2006 of $4.5 million, $92 thousand and $0, respectively, and excludes $1.0 million of development costs incurred prior to the Offering that are included in the acquisition of carrying value on May 6, 2008.

Reserve Quantity Information

The information included in this Report about the Partnership’s proved reserves as of December 31, 2008, 2007 and 2006 represents evaluations by Pioneer’s reservoir engineers of the Partnership's and the Partnership Predecessor’s proved reserves. Netherland, Sewell & Associates, Inc. ("NSAI") audited the Partnership's proved reserves as of December 31, 2008 before the Partnership purchased the 2009 Acquired Property Interests and audited the Partnerships proved reserves as of December 31, 2007 and 2006 before the Partnership purchased the 2009 Acquired Property Interests and the Over-allotment Property Interests (the "Original Evaluations"). The proved reserves that NSAI audited in the Original Evaluations were entirely comprised of proved developed reserves and have been increased by 80 percent, 62 percent and 63 percent as of December 31, 2008, 2007 and 2006, respectively (representing 55 percent, 62 percent and 61 percent of the Partnership’s proved reserves disclosed herein as of December 31, 2008, 2007 and 2006, respectively), based on evaluations prepared by Pioneer’s reservoir engineers to recognize the estimated proved developed and undeveloped reserves attributable to the 2009 Acquisition and the proved developed reserves attributable to the Over-allotment Property Interests.

Reserves were estimated in accordance with guidelines established by the SEC and the FASB, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements. The reserve estimates as of December 31, 2008, 2007 and 2006 utilized respective oil prices of $44.14, $95.75 and $60.90 per Bbl (reflecting adjustments for oil quality), respective NGL prices of $17.91, $52.52 and $27.43 per Bbl, and respective gas prices of $4.41, $5.45 and $4.48 per Mcf (reflecting adjustments for Btu content, gas processing and shrinkage).

Proved reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

UNAUDITED SUPPLEMENTARY INFORMATION

December 31, 2008, 2007 and 2006

development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Partnership emphasizes that proved reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.

The following table provides a rollforward of total proved reserves for the years ended December 31, 2008, 2007 and 2006, as well as proved developed reserves in total as of the beginning and end of each respective year. Oil and NGL volumes are expressed in MBbls, gas volumes are expressed in MMcf and total volumes are expressed in thousands of barrels of oil equivalent ("MBOE").

	Oil	NGL	Gas	Total
	(MBbls)	(MBbls)	(MMcf)	(MBOE)

Total Proved Reserves:
Balance, December 31, 2005	33,702	11,895	49,937	53,920
Revisions of previous estimates	63	(97)	104	(18)
Purchases of minerals-in-place	1,054	486	2,021	1,877
Production	(1,488)	(619)	(2,277)	(2,487)
Balance, December 31, 2006	33,331	11,665	49,785	53,292
Revisions of previous estimates	2,271	1,601	5,745	4,830
Production	(1,543)	(602)	(2,318)	(2,531)
Balance, December 31, 2007	34,059	12,664	53,212	55,591
Revisions on previous estimates	(7,359)	(2,993)	(12,970)	(12,514)
Production	(1,441)	(476)	(2,133)	(2,272)
Balance, December 31, 2008	25,259	9,195	38,109	40,805

Proved Developed Reserves:
December 31:
2006	25,572	9,087	38,680	41,105
2007	26,736	10,382	43,414	44,354
2008	18,015	6,936	28,822	29,755

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows is computed by applying year-end commodity prices (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of ten percent per year to reflect the estimated timing of the future cash flows. Future income taxes are calculated by comparing undiscounted future cash flows to the tax basis of oil and gas properties plus available carryforwards and credits and applying the current tax rates to the difference. The discounted future cash flow estimates do not include the effects of the Partnership's commodity derivative contracts. Utilizing December 31, 2008, commodity prices held constant over each derivative contract's term, the net present value of the Partnership's derivative assets, less associated estimated income taxes and discounted at ten percent, was an asset of approximately $143 million at December 31, 2008.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

UNAUDITED SUPPLEMENTARY INFORMATION

December 31, 2008, 2007 and 2006

Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider probable reserves, anticipated future commodity prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

The following tables provide the standardized measure of discounted future cash flows as of December 31, 2008, 2007 and 2006, as well as a rollforward in total for each respective year:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)

Oil and gas producing activities
Future cash inflows	$1,448,040	$4,217,890	$2,572,798
Future production costs	(807,178)	(1,417,126)	(964,721)
Future development costs (a)	(144,236)	(157,603)	(166,389)
Future income tax expense	(2,809)	(16,235)	(8,440)
	493,817	2,626,926	1,433,248
10% annual discount factor	(306,598)	(1,639,577)	(879,581)
Standardized measure of discounted future net	$187,219	$987,349	$553,667
cash flows

______

(a)

Includes $20.8 million ($10.3 million net of salvage value), $21.7 million ($10.7 million net of salvage value) and $19.3 million ($13.3 million net of salvage value) of undiscounted future asset retirement expenditures estimated as of December 31, 2008, 2007 and 2006, respectively, using current estimates of future abandonment costs. See Note J for corresponding information regarding the Partnership's discounted asset retirement obligations.

Changes in Standardized Measure of Discounted Future Net Cash Flows

	Year Ended December 31,
	2008	2007	2006
	(in thousands)

Oil and gas sales, net of production costs	$(125,733)	$(103,760)	$(91,661)
Net changes in prices and production costs	(707,519)	396,602	(51,805)
Development costs incurred during the period	11,299	13,527	20,895
Revisions of estimated future development costs	(11,879)	(14,671)	(42,316)
Purchases of minerals-in-place	-	-	12,276
Revisions of previous quantity estimates	(52,141)	93,155	(1,548)
Accretion of discount	99,684	55,864	61,892
Changes in production rates, timing and other	(22,557)	(2,516)	31,989
Change in present value of future net revenues	(808,846)	438,201	(60,278)
Net change in present value of future income taxes	8,716	(4,519)	(3,675)
	(800,130)	433,682	(63,953)
Balance, beginning of year	987,349	553,667	617,620
Balance, end of year	$187,219	$987,349	$553,667

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

UNAUDITED SUPPLEMENTARY INFORMATION

December 31, 2008, 2007 and 2006

Selected Quarterly Financial Results

The following table provides selected quarterly financial results for the years ended December 31, 2008 and 2007:

	Quarter
	First	Second	Third	Fourth
	(in thousands, except per unit data)
Year ended December 31, 2008:
Oil and gas revenues:
As reported	$36,191	$40,990	$40,195	$35,456
Adjustment for acquisition of 2009 Acquired Property Interests (a)	10,048	12,246	12,556	5,712
Adjusted	$46,239	$53,236	$52,751	$41,168
Total revenues:
As reported	$36,191	$40,999	$40,219	$36,615
Adjustment for acquisition of 2009 Acquired Property Interests (a)	10,048	12,246	12,556	5,712
Adjusted	$46,239	$53,245	$52,775	$42,327
Total costs and expenses:
As reported	$12,383	$14,420	$15,452	$14,929
Adjustment for acquisition of 2009 Acquired Property Interests (a)	3,781	4,302	3,879	3,338
Adjusted	$16,164	$18,722	$19,331	$18,267
Net income:
As reported	$23,559	$26,300	$24,456	$20,465
Adjustment for acquisition of 2009 Acquired Property Interests (a)	6,201	7,862	8,585	2,348
Adjusted	$29,760	$34,162	$33,041	$22,813
Basic and diluted net income per common unit	$-	$0.53	$0.81	$0.68

______

(a)

In August 2009, the Partnership completed the 2009 Acquisition of the 2009 Acquired Property Interests from Pioneer. Because the 2009 Acquired Property Interests were acquired from Pioneer, the acquisition was accounted for as a transaction between entities under common control, whereby the assets and liabilities were recorded at Pioneer’s historical cost and the Partnership’s historical financial information was recast to include the results of operations of the 2009 Acquired Property Interests for all periods presented. See Note B for additional information regarding the 2009 Acquisition.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

UNAUDITED SUPPLEMENTARY INFORMATION

December 31, 2008, 2007 and 2006

	Quarter
	First	Second	Third	Fourth
	(in thousands, except per unit data)
Year ended December 31, 2007:
Oil and gas revenues:
As reported	$22,952	$24,593	$28,993	$33,836
Adjustment for acquisition of 2009 Acquired Property Interests (a)	7,295	7,501	8,495	10,373
Adjusted	$30,247	$32,094	$37,488	$44,209
Total revenues:
As reported	$22,952	$24,593	$28,993	$33,836
Adjustment for acquisition of 2009 Acquired Property Interests (a)	7,295	7,501	8,495	10,373
Adjusted	$30,247	$32,094	$37,488	$44,209
Total costs and expenses:
As reported	$10,651	$11,497	$11,294	$10,234
Adjustment for acquisition of 2009 Acquired Property Interests (a)	3,214	3,252	3,178	3,282
Adjusted	$13,865	$14,749	$14,472	$13,516
Net income:
As reported	$12,168	$12,955	$17,512	$23,363
Adjustment for acquisition of 2009 Acquired Property Interests (a)	4,038	4,204	5,260	7,016
Adjusted	$16,206	$17,159	$22,772	$30,379

______

(a)

In August 2009, the Partnership completed the 2009 Acquisition of the 2009 Acquired Property Interests from Pioneer. Because the 2009 Acquired Property Interests were acquired from Pioneer, the acquisition was accounted for as a transaction between entities under common control, whereby the assets and liabilities were recorded at Pioneer’s historical cost and the Partnership’s historical financial information was recast to include the results of operations of the 2009 Acquired Property Interests for all periods presented. See Note B for additional information regarding the 2009 Acquisition.